Exhibit 99.5

50,000,000 SHARES OF CLASS A COMMON STOCK OF
BANKATLANTIC BANCORP, INC.
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY TIME ON SEPTEMBER 29, 2009 UNLESS EXTENDED.

AUGUST 28, 2009

To Our Clients:

We are sending this letter to you because we hold shares of Class A Common Stock or Class B Common Stock of BankAtlantic Bancorp, Inc. (the “Company”) for you. The Company has commenced an offering of up to an aggregate of 50,000,000 shares of its Class A Common Stock at a subscription price of $2.00 per share, pursuant to the exercise of non-transferable subscription rights, distributed to all holders of record of shares of the Company’s Class A Common Stock and Class B Common Stock as of the close of business on August 24, 2009. The subscription rights are described in the Company’s prospectus, dated July 8, 2008, and accompanying prospectus supplement, dated August 28, 2009 (collectively, the “Prospectus”) and evidenced by a subscription rights certificate registered in your name or in the name of your nominee.

The Company has distributed 4.441 subscription rights for each share of Class A Common Stock and Class B Common Stock outstanding on August 24, 2009. Shareholders will not receive any fractional rights, instead fractional subscription rights will be rounded up to the next largest whole number. Each whole subscription right entitles the holder to purchase one share of Class A Common Stock at the subscription price of $2.00 per share (the “Subscription Right”).

We are (or our nominee is) the holder of record of Class A Common Stock held by us for your account. We can exercise your subscription rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the subscription rights relating to the Class A Common Stock we hold on your behalf, upon the terms and conditions set forth in the Prospectus.

We have enclosed your copy of the following documents:

1. The Prospectus;

2. Instructions for Use of BankAtlantic Bancorp, Inc. Subscription Rights Certificates; and

3. The Beneficial Owner Election Form.

The subscription rights will expire if not exercised by 5:00 p.m., New York City time, on September 29, 2009 (unless extended in the sole discretion of the Company) (as it may be extended, the “Expiration Date”). Any subscription rights not exercised prior to the Expiration Date will be null and void. Any subscription for shares of Class A Common Stock in the rights offering made hereby is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of Class A or Class B Common Stock carried by us in your account but not registered in your name. Exercises of subscription rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Class A Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your subscription rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the rights offering.

If you wish to have us, on your behalf, exercise the subscription rights for any shares of Class A Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

If you have any questions concerning the rights offering, shareholders may contact Georgeson Inc., the Information Agent, at (888) 219-8320, and banks and brokers may contact Georgeson Inc. at (212) 440-9800.